Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

Sabine Pass Liquefaction, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.900% Senior Secured Amortizing Notes due 2039	457(f)	$430,000,000	—	$430,000,000	0.00011020	$47,386	(1)	—	—	—	—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$47,386
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$47,386

(1)

For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.